EXHIBIT (c)


                               SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

          THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made as of October 31, 2001 by and among General Mills, Inc., a Delaware corporation ("General Mills"), General Mills North American Businesses, Inc., a Delaware corporation and wholly owned subsidiary of General Mills ("Merger Sub"), Diageo plc, a public limited company incorporated under the laws of England and Wales ("Diageo"), and The Pillsbury Company, a Delaware corporation and indirect wholly owned subsidiary of Diageo ("Pillsbury"). Unless otherwise specified, capitalized terms used herein shall have the meaning ascribed to them in the Merger Agreement (as herein defined).

                                    RECITALS

          WHEREAS, General Mills, Merger Sub, Diageo and Pillsbury are the parties to that certain Agreement and Plan of Merger, dated as of July 16, 2000, as amended by the First Amendment to Agreement and Plan of Merger, dated as of April 12, 2001 (the "Merger Agreement"); and

          WHEREAS, the parties to the Merger Agreement desire to further amend the Merger Agreement as set forth in this Amendment and to provide for such other agreements among the parties as set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Amendment, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Exhibits.

          (a) Exhibit C to the Merger Agreement is hereby replaced in its entirety with Exhibit C hereto.

          (b) The Merger Agreement (including the list of Exhibits contained therein) is hereby amended by adding new Exhibit F (Subsidiary Purchase Price Allocation), new Exhibit G (Form of Purchase Agreement), new Exhibit H (Form of Lease) and new Exhibit I (2001 Business Financial Statements) to the Merger Agreement, such new Exhibits to the Merger Agreement attached as Exhibits F, G, H and I, respectively, hereto.

          2. Recitals.

          (a) The fifth recital following the preamble in the Merger Agreement is hereby replaced in its entirety with the following:

               "WHEREAS, in connection with the closing of the transactions contemplated by this Agreement, it is contemplated that General Mills, Diageo and the Pillsbury Stockholder will enter into a Stockholders Agreement (the "Stockholders Agreement" and collectively with the Subsidiary Purchase Agreements, the "Ancillary Agreements") in the form set forth as Exhibit C to this Agreement."

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          (b) The third recital following the preamble in the Merger Agreement is hereby deleted.

          3. Article I. Article I of the Merger Agreement is hereby amended as follows:

          (a) The definition of "Additional Shares" is hereby deleted.

          (b) The definition of "Anniversary Date" is hereby deleted.

          (c) The following definitions are hereby inserted following the definition of "Business Intellectual Property Rights":

               '"CVR Measurement Date" means the eighteen-month anniversary of the Effective Time (or if such date is not a Business Day, the next Business Day).'

               '"Closing Date Third Party Debt" shall mean the amount of aggregate outstanding indebtedness (excluding off balance sheet financing and operating and capitalized finance leases that are reflected in the profits and losses statement of the Business Entities in the ordinary course consistent with past practice) of the Business Entities as of the Closing Date (other than intercompany indebtedness owing to Diageo or one or more Continuing Affiliates, all of which intercompany indebtedness will be contributed to capital pursuant to Section 5.6(a)).'

          (d) The words "Anniversary Date" in the definition of "Contingent Share Value" are hereby replaced with the words "CVR Measurement Date".

          (e) The definition of "General Mills Shares Held" is replaced in its entirety with the following:

               '"General Mills Shares Held" means the number of shares of General Mills Common Stock issued to the Pillsbury Stockholder pursuant to Section 2.8(a) of this Agreement and continued to be held by the Pillsbury Stockholder or its Permitted Transferees as of the CVR Measurement Date or the Disposition, as the case may be.'

          (f) The definition of "Maximum Contingent Share Value" is replaced in its entirety with the following:

               '"Maximum Contingent Share Value" means $5.00.'

          (g) The following definition is hereby inserted following the definition of "Pillsbury Common Stock":

               "Pillsbury Purchase Price Cash Amount" shall mean (i) $3,019,672,996.00 less (ii) the Closing Date Third Party Debt.'

          (h) The definition of "Pillsbury Purchase Price Shares" is replaced in its entirety with the following:

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               '"Pillsbury Purchase Price Shares" shall mean 134 million shares of General Mills Common Stock.'

          (i) The definition of "Purchase Price Shares" is hereby deleted.

          (j) The definition of "Subsidiary Purchase Price Shares" is replaced in its entirety with the following:

               '"Subsidiary Purchase Price Cash Amount" shall mean $810,327,004.00.'

          (k) The definition of "Target Price" is replaced in its entirety with the following:

               '"Target Price" means $49.00.'

          (l) The following terms are hereby deleted from the chart contained in
Article I paragraph (b):

               Adjustment Payment Date
               Escrow Agent
               Escrow Agreement
               Escrow Fund
               Joint Instruction

          (m) The following terms are hereby inserted into the chart contained in Article I paragraph (b):

               2001 Business Financial Statements . . . . . . . 3.3(c)
               2001 Business Balance Sheet . . . . . . . . . . . . .3.3(c)
               Closing Date Cash . . . . . . . . . . . . . . . . . .. . . 5.4(d)
               Estimated Closing Date Third Party Debt . . . 5.15

          4. Article II. Article II of the Merger Agreement is hereby amended as follows:


          (a) Section 2.8(a) is hereby replaced in its entirety with the following:

               "(a) At the Effective Time, by virtue of the Merger and without any action on the part of Diageo or the Pillsbury Stockholder, all of the shares of Pillsbury Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and shall collectively be converted into the right to receive the Pillsbury Purchase Price Shares and the Pillsbury Purchase Price Cash Amount."

          (b) Sections 2.10, 2.11, 2.12 and 2.13 are hereby replaced in their entirety with the following:

                    "Section 2.10. Aggregate Consideration. The aggregate
               consideration paid to the Pillsbury Stockholder pursuant to this Agreement in connection with the Merger and to the Selling Affiliates for the Subsidiary Purchases shall consist

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               of (a) the Pillsbury Purchase Price Shares, (b) the Pillsbury
               Purchase Price Cash Amount and (c) the Subsidiary Purchase Price Cash Amount (collectively, the "Purchase Price"), subject to any adjustment to the Purchase Price pursuant to Section 2.13, 2.14 or 9.4(d).

                    Section 2.11. Deliveries by Diageo and the Selling
               Affiliates. At the Closing, Diageo shall, or shall cause the Pillsbury Stockholder or one or more of the Selling Affiliates to, as the case may be, deliver the following to General Mills or, in the case of paragraph (a) below, the applicable Buying
               Affiliate:

                    (a) certificates or notarial assignment deed for, or such
               other instruments evidencing ownership under applicable law of, the Purchased Interests, which constitute and will constitute as of the Closing, 100% of the issued and outstanding shares of capital stock or other equity interests of the Purchased Entities owned by the Selling Affiliates, in each case with appropriate stock powers or other instruments of transfer and requisite tax stamps attached and properly signed (or in the event any of the Subsidiary Purchases is in the form of an acquisition of assets and liabilities, such documentation as may be necessary to reflect the transfer of such assets and liabilities to the applicable Buying Affiliate);

                    (b) all Books and Records in the possession of Diageo or any
               Continuing Affiliate, except as otherwise provided by Law;

                    (c) the certificate required to be delivered by Diageo and
               Pillsbury pursuant to Section 8.2(d);

                    (d) counterparts of the Stockholders Agreement duly executed by Diageo and the Pillsbury Stockholder;

                    (e) certificates of the Secretary or an Assistant Secretary
               (or a person holding an equivalent position, in the case of the Selling Affiliates) of Diageo, Pillsbury, the Pillsbury Stockholder and the Selling Affiliates, dated the Closing Date,
               (i) as to the incumbency and signatures of the officers or representatives of Diageo and Pillsbury executing this Agreement and of Diageo and the Pillsbury Stockholder executing the Stockholders Agreement and of the Selling Affiliates executing the Subsidiary Purchase Agreements, together with evidence of incumbency of such Secretary or Assistant Secretary (or a person holding an equivalent position, in the case of the Selling Affiliates), and (ii) certifying attached resolutions of the respective Board of Directors of Diageo, Pillsbury, the Pillsbury Stockholder and the Selling Affiliates that authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, as the case may be;

                    (f) resignations, effective as of the Effective Time, of
               those directors of the Food Subsidiaries as General Mills may request; and

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                    (g) such other documents, instruments and certificates as
               General Mills may reasonably request in connection with the transactions contemplated by this Agreement.

                    Section 2.12. Deliveries by General Mills and the Buying
               Affiliates. At the Closing, General Mills shall deliver to Diageo, and, in the case of paragraph (b) below, shall cause the Buying Affiliates to deliver to the Selling Affiliates:

                    (a) (i) a certificate or certificates for the Pillsbury
               Purchase Price Shares (which shares, when delivered, will be duly authorized, validly issued, fully paid and non-assessable), in definitive form, registered in the name of the Pillsbury Stockholder, bearing a legend or legends referencing restrictions under the Securities Act on transfer of the Pillsbury Purchase Price Shares and any legends required by the Stockholders Agreement and (ii) the Pillsbury Purchase Price Cash Amount (the amount of which, for purposes of such delivery at the Closing, shall be calculated based upon the Estimated Closing Date Third Party Debt), by wire transfer in immediately available funds, to the account specified in writing by Diageo at least one Business Day prior to the Closing Date;

                    (b) the Subsidiary Purchase Price Cash Amount, by wire
               transfer in immediately available funds, to the account specified in writing by Diageo at least one Business Day prior to the Closing Date;

                    (c) the certificate required to be delivered by General
               Mills pursuant to Section 8.3(c);

                    (d) a duly executed counterpart of the Stockholders
               Agreement executed by General Mills;

                    (e) certificates of the Secretary or an Assistant Secretary
               (or a person holding an equivalent position, in the case of the Buying Affiliates) of General Mills, Merger Sub and the Buying Affiliates, dated the Closing Date, (i) as to the incumbency and signatures of the officers or representatives of General Mills and Merger Sub executing this Agreement and of General Mills executing the Stockholders Agreement and of the officers or representatives of General Mills and the Buying Affiliates executing the Subsidiary Purchase Agreements, together with evidence of the incumbency of such Secretary or Assistant Secretary (or a person holding an equivalent position, in the case of the Buying Affiliates), and (ii) certifying attached resolutions of the respective Boards of Directors of General Mills, Merger Sub and the Buying Affiliates, which authorize and approve the execution, delivery and performance of this Agreement and the Ancillary Agreements, as the case may be; and

                    (f) such other documents, instruments and certificates as
               Diageo may reasonably request in connection with the transactions contemplated by this Agreement.

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                    Section 2.13. Contingent Purchase Price Adjustment.

                    (a) Unless the stockholders of General Mills have approved a
               Disposition prior to the CVR Measurement Date, General Mills shall pay to the Pillsbury Stockholder, on or as promptly as practicable following the CVR Measurement Date, an amount, if any, equal to the product of (i) the number of General Mills Shares Held multiplied by (ii) the Contingent Share Value, such payment to be made by wire transfer in immediately available funds to the account specified in writing by the Pillsbury Stockholder..

                    (b) In the event the stockholders of General Mills approve a
               Disposition prior to the CVR Measurement Date, General Mills shall pay to the Pillsbury Stockholder, on or as promptly as practicable following the date of the Disposition, an amount, if any, equal to the product of (i) the number of General Mills Shares Held multiplied by (ii) the Disposition Value, such payment to be made by wire transfer in immediately available funds to the account specified in writing by the Pillsbury Stockholder.

                    (c) The number of shares of General Mills Common Stock or
               type of property or securities issuable in connection with the transactions contemplated by this Agreement, the Contingent Share Value, the Maximum Contingent Share Value, the Disposition Value, the Target Price, the General Mills Shares Held and the calculation of Market Value shall be appropriately and equitably adjusted to reflect (i) the payment of any extraordinary distribution or dividend on shares of General Mills Common Stock (other than regular quarterly cash dividends), (ii) any stock split, stock dividend or combination of such shares or (iii) any consolidation, merger or other event which results in the conversion or exchange of such shares.

                    (d) All calculations and determinations pursuant to this
               Section 2.13 shall be mutually agreed upon by Diageo and General Mills in good faith, and shall be final and binding upon all of the parties to this Agreement and on the Pillsbury Stockholder.

          (c) Section 2.14(d) is hereby replaced in its entirety with the following:

                    "(d) The Purchase Price shall be reduced dollar for dollar by the amount, if any, by which Operating Working Capital shown on the Adjusted Closing Date Operating Working Capital Calculation is less than $100 million or increased dollar for dollar by the amount, if any, by which Operating Working Capital shown on the Adjusted Closing Date Operating Working Capital Calculation is greater than $320 million, provided, however, that if the Closing Date is between October 15 and November 15, inclusive, the $320 million threshold shall be increased to $420 million, and if the Closing Date is between March 15 and April 15, inclusive, the $100 million threshold shall be reduced to zero; provided, further, that if there is a sale, divestiture or disposition of any plants, assets or businesses consummated prior to the Closing pursuant to Section 5.2, Diageo and

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

               General Mills shall mutually agree on an appropriate adjustment of the aforementioned thresholds to reflect such sale, divestiture or disposition. For the avoidance of doubt, in the event that the Operating Working Capital shown on the Adjusted Closing Date Operating Working Capital Calculation is not greater or less than the applicable threshold, no adjustment to the Purchase Price shall be made pursuant to this Section 2.14."

          (d) Section 2.14(e) is hereby replaced in its entirety with the following:

                    "(e) Any adjustment to the Purchase Price made pursuant to
               Section 2.14(d) shall be paid by Diageo or General Mills, as applicable, by wire transfer in immediately available funds, to an account or accounts specified by General Mills or Diageo, as applicable, within five Business Days after the Adjusted Closing Date Operating Working Capital Calculation is agreed upon or deemed to have been agreed upon by General Mills and Diageo or the written statement of the Neutral Auditors setting forth their determination regarding any remaining disputed items is delivered to General Mills and Diageo, and shall bear interest from (and including) the Closing Date through (and including) the date of payment at the publicly announced prime interest rate of Citibank, N.A. in effect from time to time for unsecured short-term commercial loans."

          5. Article III. Article III of the Merger Agreement is hereby amended as follows:

          (a) The second sentence of Section 3.1(b) is hereby replaced in its entirety with the following:

               "Each of Diageo and the Pillsbury Stockholder has the requisite corporate or similar power and authority to execute the Stockholders Agreement and to perform its obligations thereunder and to consummate the transactions contemplated thereby."

          (b) A new Section 3.3(c) is hereby inserted to read as follows:

               "(c) Attached hereto as Exhibit I are true and complete copies of the unaudited consolidated financial statements of income, balance sheets and statements of cash flows of the Business Entities as of and for the twelve months ended June 30, 2001 (collectively, the "2001 Business Financial Statements"). The 2001 Business Financial Statements present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Business Entities for the respective period or as of the respective date set forth therein, in each case in accordance with U.K. GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein and except for changes resulting from normal and recurring year-end adjustments). The 2001 Business Financial Statements have been prepared from and in all material respects in accordance with the books and records of the Business Entities. The balance sheet as of June 30, 2001 included in the 2001 Business Financial Statements is referred to herein as the "2001 Business Balance Sheet."

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

          (c) Section 3.4 is hereby replaced in its entirety with the following:

                    "Section 3.4. No Undisclosed Liabilities. Except for
               liabilities which are reflected or reserved against in the 2001 Business Balance Sheet or as set forth in Section 3.4 of the Diageo Disclosure Schedule, none of the Business Entities has any liabilities or obligations that would be required to be reflected on a balance sheet prepared in accordance with U.K. GAAP or U.S. GAAP, except for (a) liabilities or obligations arising in the ordinary course of business consistent with past practice since June 30, 2001, which would not, individually or in the aggregate, have or reasonably be expected to have a Pillsbury Material Adverse Effect and (b) with respect to liabilities or obligations that would be required to be reflected on a balance sheet prepared in accordance with U.S. GAAP, deferred income taxes, pension, and postretirement/employment liabilities."

          (d) Section 3.6 is hereby replaced in its entirety with the following:

                    "Section 3.6. Absence of Certain Changes. Since June 30,
               2001, there has been no change or development in or effect on the business or businesses of the Business Entities that has had, or would reasonably be expected to have, a Pillsbury Material Adverse Effect. From December 31, 1999 through July 16, 2000, there was no action taken by any Business Entity which, if taken from July 16, 2000 through the Closing, would violate any of the provisions of subsections (i), (ii), (iii), (iv), (v), (xii)(A) and (xvii) of Section 5.4(a), provided that for the purposes of this representation, the reference in Section 5.4(a)(v)(A) to "a commitment period of one year or less" shall be deemed to be of no consequence for purposes of this Section 3.6 and the reference in Section 5.4(a)(v)(B) to "Pillsbury's 2001 Capital Expenditure Plan" shall be deemed to refer to "Pillsbury's 2000 Capital Expenditure Plan."

          (e) Section 3.20 is hereby replaced in its entirety with the following:

                    "Section 3.20. Acquisition of Shares for Investment. Diageo
               and the Pillsbury Stockholder have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their acquisition of the Pillsbury Purchase Price Shares and have been provided access to personnel and books of General Mills and its Subsidiaries for purposes of making their evaluation. Diageo and the Pillsbury Stockholder are acquiring the Pillsbury Purchase Price Shares for investment and not with a view toward any distribution thereof, or with any present intention of distributing such shares. Diageo and the Pillsbury Stockholder agree that the Pillsbury Purchase Price Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act."

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          6. Article IV. Article IV of the Merger Agreement is hereby amended as follows:

          (a) Clause (ii) of the last sentence of Section 4.1(b) is hereby replaced in its entirety with the following:

                    "(ii) the issuance of the Pillsbury Purchase Price Shares
               pursuant to this Agreement (the "General Mills Share Issuance") by the Required General Mills Votes, no other corporate proceedings on the part of General Mills or Merger Sub, their respective Boards of Directors or stockholders are necessary therefor."

          (b) Section 4.2(c) is hereby replaced in its entirety with the following:

                    "(c) All of the Pillsbury Purchase Price Shares, when issued in the Merger pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights."

          7. Article V. Article V of the Merger Agreement is hereby amended as follows:

          (a) Section 5.2(d) is hereby replaced in its entirety with the following:

                    "(d) Intentionally omitted."

         (b) The words "and except as otherwise provided in Section 5.15," in clause (i) of Section 5.4(a) are hereby deleted.

         (c) The words "except as set forth in Section 5.15," in clause (vii) of
Section 5.4(a) are hereby deleted.

         (d)  A new Section 5.4(d) is hereby inserted to read as follows:

                    "(d) Pillsbury Cash Management. Notwithstanding anything in this Agreement to the contrary, prior to the Closing Date Pillsbury and Diageo shall be permitted to engage in cash management activities commonly referred to as a "cash sweep", but only in the ordinary course of business consistent with past practice, except to the extent necessary to comply with Section 5.6(a)(ii); provided that, notwithstanding the foregoing, as of the Closing, the Business Entities shall have not less than $42 million cash on hand (in excess of cash, if any, reflected on the consolidated balance sheet of the Business Entities as of the Closing Date in respect of amounts held in escrow relating to Pillsbury's Indian joint venture) ("Closing Date Cash"). In the event that the amount of Closing Date Cash exceeds $42 million, General Mills shall pay to the Pillsbury Stockholder an amount in cash equal to such difference. In the event that the amount of Closing Date Cash is less than $42 million, Diageo shall cause the Pillsbury Stockholder to pay to General Mills an amount in cash equal to such difference."

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          (e) Section 5.6(a) is hereby replaced in its entirety with the following:

                    "(a) (i) Prior to the Effective Time, no Business Entity
               shall repay (A) any indebtedness or other payable owing to Diageo or any Continuing Affiliate or (B) any other indebtedness except as required by the terms thereof and (ii) effective as of the Effective Time, all intercompany receivables, payables, loans and investments then existing between Diageo or any Continuing Affiliate, on the one hand, and the Business Entities, on the other hand, shall be settled by way of capital contribution (with respect to intercompany payables or loans due to Diageo or any Continuing Affiliate) or by way of dividend in kind (with respect to receivables of any Business Entity owed by Diageo or any Continuing Affiliate)."

          (f) Section 5.8(a) is hereby replaced in its entirety with the following:

                    "(a) The Subsidiary Purchase Price Cash Amount shall be
               allocated as set forth on Exhibit F hereto."

          (g) The words "and delivered pursuant to the Subsidiary Purchase Agreements" in Section 5.13 are hereby deleted.

          (h) A new Section 5.14(c) is hereby inserted to read as follows:

                    "(c) As promptly as practical following the Closing (but in any event no later than November 15, 2001, Pillsbury shall deliver to General Mills true and complete copies of the audited consolidated financial statement of income, balance sheet and statement of cash flows of the Business Entities as of and for the twelve months ended June 30, 2001, in each case prepared in accordance with U.S. GAAP. Such audited financial statements shall not differ in any material respect from the 2001 Business Financial Statements, except for those adjustments relating to differences between U.K. GAAP and U.S. GAAP.

          (i) Section 5.15 is hereby replaced in its entirety with the following:

                    "Section 5.15. Closing Date Indebtedness. Prior to the
               Closing, Diageo shall deliver to General Mills a certificate, signed by the Chief Financial Officer of Diageo, setting forth Diageo's good faith estimate of the amount of Closing Date Third Party Debt (the "Estimated Closing Date Third Party Debt"). Promptly following the Closing Date, but in no event later than the date on which General Mills delivers the Closing Date Operating Working Capital Calculation to Diageo pursuant to
               Section 2.14(b), General Mills shall deliver to Diageo a certificate, signed by the Chief Financial Officer of General Mills, setting forth the amount of Closing Date Third Party Debt. In the event that Diageo disputes the amount of Closing Date Third Party Debt set forth in such certificate, Diageo shall provide General Mills written notice of such dispute within 60 days of Diageo's receipt of such certificate, specifying in reasonable detail the basis for such dispute, and such dispute shall be resolved in the manner for resolving disputes set forth in Section 2.14. If the Closing Date Third Party Debt as set forth in such certificate of General Mills (or as resolved as set forth above)

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               exceeds the Estimated Third Party Closing Date Debt, Diageo shall cause the Pillsbury Stockholder to pay to General Mills an amount equal to such difference. If the Estimated Third Party Closing Date Debt exceeds the Closing Date Third Party Debt as set forth in such certificate of General Mills (or as resolved as set forth above), General Mills shall pay to the Pillsbury Stockholder an amount equal to such difference. Any payment made pursuant to this Section 5.15 shall be paid by wire transfer in immediately available funds to the account specified by the party entitled to receive such payment, within three Business Days after delivery by General Mills of the certificate contemplated by this Section
               5.15 (or if there is a dispute with respect to such certificate, three Business Days after such dispute is resolved), and shall bear interest from (and including) the Closing Date through (and including) the date of payment at the publicly announced prime interest rate of Citibank, N.A. in effect from time to time for unsecured short term commercial loans."

          8. Article VI. Article VI of the Merger Agreement is hereby amended as follows:

          (a) A new Section 6.1(n) is hereby added to read as follows:

                    "(n) With respect to the July 2000 Completion and
               Performance Plan referred to in Section 6.1(b)(iii), Diageo and Pillsbury covenant and agree that the aggregate amount of costs, liabilities and expenses of the Business Entities in respect thereof shall not exceed $60 million. In the event that such costs, liabilities and expenses in the aggregate are greater than $60 million, Diageo shall pay to General Mills an amount in cash equal to such difference. In the event that such costs, liabilities and expenses in the aggregate are less than $60 million, General Mills shall pay to Diageo an amount in cash equal to such difference.

          9. Article VII. Article VII of the Merger Agreement is hereby amended as follows:

          (a) Section 7.2 is hereby replaced in its entirety with the following:

                    "Section 7.2. Intentionally omitted."

          (b) The words "(except, in each case, to the extent set forth in Section 7.3(b)(ii) below)" in clause (iii) of Section 7.3(a) are hereby deleted.

          (c) Clause (ii) of Section 7.3(b) is hereby replaced in its entirety with the following:

                    "(ii) Intentionally omitted."

          (d) Section 7.8(b) is hereby replaced in its entirety with the following:

                    "(b) Pre-Closing Tax Periods. Diageo shall have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority (a "Tax Proceeding") in respect of a Business Entity for any taxable period that ends on or before the Closing Date; provided, however, that insofar as any such Tax Proceeding relates to the matters set forth

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               above in this Section 7.8(b), Diageo shall provide General Mills with a timely and reasonably detailed account of each stage of such Tax Proceeding."

          (e) The second sentence of Section 7.14 is hereby deleted.

          (10) Article VIII. Article VIII of the Merger Agreement is hereby amended as follows:

          (a) The words "and delivered pursuant to the Subsidiary Purchases" in
Section 8.1(e) are hereby deleted.

          (b) Section 8.2(c) is hereby replaced in its entirety with the following:

                    "(c) Indebtedness. There shall be no outstanding
               indebtedness of the Business Entities as of the Closing Date (excluding off balance sheet financing and operating and capitalized finance leases that are reflected in the profits and losses statement of the Business Entities in the ordinary course consistent with past practice) other than the Closing Date Third Party Debt."

          (c) A new Section 8.2(f) is hereby added to read as follows:

                    "(f) Data Center. Diageo and Pillsbury shall have delivered to General Mills the Purchase Agreement in the form attached hereto as Exhibit G and the Lease in the form attached hereto as Exhibit H, respectively, in each case duly executed by all parties thereto other than General Mills."

          (d) Section 8.3(d) is hereby replaced in its entirety with the following:

                    "(d) Intentionally omitted."

          11. Article IX. Article IX of the Merger Agreement is hereby amended as follows:

          (a) The words ", except the representations and warranties set forth in Article VII, whose survival shall be as set forth in Article VII" in Section 9.1(a) are hereby deleted.

          (b) The words "(other than those set forth in Article VII hereof, indemnity for which is addressed in Article VII)" in Section 9.3(a) are hereby deleted.

          (c) Section 9.4(d) is hereby replaced in its entirety with the following:

                    "(d) Except for third party claims being defended in good
               faith, Diageo and General Mills shall satisfy the General Mills Indemnifying Parties' or the Diageo Indemnifying Parties', as applicable, obligations under this Article IX in respect of a valid claim for indemnification hereunder which is not contested by Diageo or General Mills, as applicable, in good faith, in cash within 30 days after the date on which Notice of Claim is given."

          12. Disclosure Schedules. The Diageo Disclosure Schedule is hereby amended as set forth in Exhibit J hereto.

          13. Asset Transfers. The parties understand and agree that Section 6.1(k) of the Merger Agreement shall survive the Closing.

          14. Counterparts; Effectiveness. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Except as expressly amended hereby, the terms and conditions of the Merger Agreement shall remain in full force and effect. The Merger Agreement, as amended by this Amendment, shall be binding upon the parties hereto and their successors and permitted assigns. This Amendment shall be effective as of the date first written above.

          15. Governing Law; Jurisdiction and Forum; Waiver of Jury Trial. (a) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

          (b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any Delaware state or federal court of appropriate jurisdiction in any Action arising out of or relating to this Amendment, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such Delaware state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the extent permitted by applicable Law, that any final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

          (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations with respect to this Amendment.

          (d) Each party waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of or relating to this Amendment. Each party certifies that it has been induced to enter into this Amendment by, among other things, the mutual waivers and certifications set forth above in this Section 15.

          16. Headings; Definitions. The section and article headings contained in this Amendment are inserted for convenience of reference only and will not affect the meaning or interpretation of this Amendment. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.



                                  GENERAL MILLS, INC.



                                  By:  /s/ D. I. Malina
                                     -------------------------------------------
                                       Name: D.I. Malina
                                       Title: Vice President Corporate
                                       Development


                                  GENERAL MILLS NORTH AMERICAN BUSINESSES, INC.



                                  By:  /s/ Ernest M. Harper, Jr.
                                     -------------------------------------------
                                       Name: Ernest M. Harper, Jr.
                                       Title: Vice President, Assistant
                                       Treasurer


                                  DIAGEO plc



                                  By:  /s/ Paul S. Walsh
                                     -------------------------------------------
                                       Name: Paul S. Walsh
                                       Title: Group Chief Executive


                                  THE PILLSBURY COMPANY



                                  By:  /s/ John Stewart
                                     -------------------------------------------
                                       Name: John Stewart
                                       Title: Senior Vice President Strategy and
                                       Business Development